   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 2001
                                                   REGISTRATION NO. ____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               THE VIALINK COMPANY
                         (Name of Issuer in Its Charter)

          DELAWARE                                            7371                                       73-1247666
(State or other jurisdiction of                     (Primary Standard Industrial                        (I.R.S. Employer
 incorporation or organization)                      Classification Code Number)                     Identification Number)
                                                      13155 NOEL ROAD, SUITE 800
                                                          DALLAS, TEXAS 75240
                                                       TELEPHONE: (972) 934-5500
                                                       FACSIMILE: (972) 934-5555
                                     (Address and telephone number of principal executive offices)
                                (Address and telephone number of principal place of business or intended place of business)

                                                          WILLIAM P. CREASMAN
                                       VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND GENERAL COUNSEL
                                                          THE VIALINK COMPANY
                                                      13155 NOEL ROAD, SUITE 800
                                                          DALLAS, TEXAS 75240
                                                       TELEPHONE: (972) 934-5500
                                                       FACSIMILE: (972) 934-5555
                                       (Name, address and telephone number of agent for service)

                                                              ----------

                                                              COPIES TO:


                                                                                    KAREN C. WEHNER
                                J. MATTHEW LYONS, P.C.                               AKASH D. SETHI
                           BROBECK, PHLEGER & HARRISON LLP                  BROBECK, PHLEGER & HARRISON LLP
                                4801 PLAZA ON THE LAKE                       300 CRESCENT COURT, SUITE 1400
                                 AUSTIN, TEXAS 78746                              DALLAS, TEXAS 75201
                              TELEPHONE: (512) 330-4000                        TELEPHONE: (214) 468-3700
                              FACSIMILE: (512) 330-4001                        FACSIMILE: (214) 468-3704

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   ----------

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
Title of Shares           Amount to be       Proposed Maximum Offering   Proposed Maximum Aggregate        Amount of
to be registered          Registered (1)          Price Per Share            Offering Price (1)         Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share          21,189,334 (2)        $       3,983(3)              $  84,393,303(3)           $  21,105(3)
===================================================================================================================================

(1) In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Includes, on an as converted basis, 19,879,334 shares of our common stock reserved for issuance pursuant to convertible preferred stock and warrants.

(3) Estimated pursuant to Rule 457(c) solely for the purposes of calculating the amount of the registration fee based on the average high and low prices of our common stock as reported by the Nasdaq National Market on February 16, 2001.

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 20, 2001

PRELIMINARY PROSPECTUS






                                21,189,334 SHARES

                               THE VIALINK COMPANY
                                  COMMON STOCK








         This prospectus relates to the public offering, which is not being underwritten, of up to 21,189,334 shares of our common stock by some of our stockholders named in this prospectus or their respective pledgees, donees, transferees or other successors in interest that receive these shares as a gift, partnership distribution or other non-sale related transfer.

         The prices at which these stockholders may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is quoted on the Nasdaq National Market under the symbol "VLNK." On February 16, 2001, the closing price for our common stock as reported by the Nasdaq National Market was $3.688.





AN INVESTMENT IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISK. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 1 AND THE SECTIONS ENTITLED "RISK FACTORS" AND "ADDITIONAL FACTORS THAT MAY AFFECT FUTURE RESULTS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                   ----------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                 THE DATE OF THIS PROSPECTUS IS _________, 2001.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----



The Company..................................................................1
Risk Factors.................................................................1
Note Regarding Forward-Looking Statements...................................11
Plan of Distribution........................................................12
Use of Proceeds.............................................................14
Selling Stockholders........................................................15
Legal Matters...............................................................20
Experts.....................................................................20
Where You Can Find Additional Information...................................20

         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized us, any selling stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                   THE COMPANY

         We were incorporated in the State of Oklahoma in 1985. We changed our name to The viaLink Company in 1998 and reincorporated in the State of Delaware in 1999. Our principal executive offices are located at 13155 Noel Road, Suite 800, Dallas, Texas 75240, and our telephone number is (972) 934-5500.


                                  RISK FACTORS

         You should carefully consider the risks below and those contained in the sections entitled "Risk Factors" and "Additional Factors That May Affect Future Results" in the documents we file with the SEC that are incorporated by reference in this prospectus before making an investment decision. The risks described below and incorporated herein are those we currently believe may materially affect us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors to us.

WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL CAPITAL REQUIRED TO SUSTAIN AND GROW OUR BUSINESS.

         We intend to continue our investment in and development of our services and technology and expansion into other industries and geographic markets. We have incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow in the future. Our ability to fund our planned working capital and capital expenditures will depend largely upon our ability to obtain sufficient capital. Our future capital requirements will depend on a number of factors, including our:

         o services achieving market acceptance;

         o Services producing a sustainable revenue stream;

         o Working capital requirements; and

         o Level of our investment in and development of our services and technology.

         We may not be able to obtain the additional capital resources necessary to satisfy our cash requirements or to implement our growth strategy successfully. If we obtain additional capital, we cannot be certain that it will be on favorable terms. If we cannot obtain adequate additional capital resources, we will be forced to curtail our planned business expansion, sell or merge our business, or face bankruptcy. We may also be unable to fund our ongoing operations, including investment in and development of our services and technology, expansion of our sales and marketing activities and expansion into other industries and geographic markets. If we issue equity securities, our stockholders will experience additional dilution, which may be substantial. In addition, the new equity securities may have rights, preferences or privileges senior to those of our common stock. Any of these actions could cause our stock price to fall.

WE ARE SUBSTANTIALLY DEPENDENT ON OUR VIALINK SERVICES. IF OUR VIALINK SERVICES FAIL TO BECOME ACCEPTED BY THE CONSUMER PACKAGED GOODS AND GROCERY INDUSTRIES, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

         Virtually all of our revenues for the foreseeable future will be derived from implementation fees and subscription revenues from our viaLink services, which may not achieve market acceptance. We are just beginning to generate a significant amount of revenues from these services. The acceptance of our syncLink service as an industry-wide shared database will depend upon subscriptions from a large number of industry manufacturers, suppliers and retailers. We cannot predict when a significant number of manufacturers, suppliers and retailers will subscribe to our services, if ever. If our services do not achieve market acceptance, or if market acceptance develops more slowly than expected, our business, operating results and financial condition will be seriously damaged.

         A number of factors will determine whether our services achieve market acceptance, including:

         o Performance and functionality of our services;

         o Ease of adoption;

         o Satisfaction of our initial subscribers;

         o Success of our marketing efforts;

         o Success of our strategic relationships and alliances; and

         o Continued acceptance of the Internet for business use.

         The market for business-to-business electronic commerce services is evolving rapidly. As the market evolves, customers, including our current customers, may not choose our services. We are a developing company, and most of our customers are well established. Until our services become widely accepted in the food and foodservice industries, we may need to make concessions to individual large customers in order to gain industry acceptance.

WIDESPREAD INDUSTRY ADOPTION OF OUR SERVICES IS DEPENDENT UPON A CRITICAL MASS OF LARGE NATIONAL RETAILERS AND SUPPLIERS SUBSCRIBING TO OUR SERVICES.

         Our success depends on a significant number of large retailers using our services and linking with manufacturers, wholesalers and distributors over the Internet through syncLink. To encourage purchasers to use our services, syncLink must offer a broad range of product, price and promotion information from a large number of suppliers. However, to attract suppliers to subscribe to syncLink, we must increase the number of retailers who use our services. If we are unable to quickly build a critical mass of retailers and suppliers, we will not be able to benefit from a network effect where the value of our services to each subscriber significantly increases with the addition of each new subscriber. Our inability to achieve this network effect would reduce the overall value of our services to retailers and suppliers and, consequently, would harm our business.

OUR OPERATING RESULTS MAY BE HARMED IF BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE OVER THE INTERNET DOES NOT CONTINUE TO GAIN ACCEPTANCE, PARTICULARLY IN THE CONSUMER PACKAGED GOODS, GROCERY AND FOOD SERVICE INDUSTRIES.

         Our ability to achieve market acceptance depends upon the consumer packaged goods, grocery and food service industries' widespread acceptance of the Internet as a vehicle for business-to-business electronic commerce. There are a number of critical issues concerning commercial use of the Internet, including security, reliability, cost, quality of service and ease of use and access. Organizations that have already invested substantial resources in other means of exchanging information may be reluctant to implement Internet-based business strategies. Internet-based information management utilizing viaLink, or any other product, may not become widespread. If the Internet fails to become widely accepted by the consumer packaged goods, grocery and food service industries, our subscribers may be forced to use private communications networks which would materially adversely affect our operating results.

OUR SALES CYCLE CAUSES UNPREDICTABLE VARIATIONS IN OUR OPERATING RESULTS WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

         Our customers often view the purchase of our services as a strategic decision. As a result of the importance of this decision, the length of our sales cycle is uncertain, which may cause our revenues and operating results to vary from quarter to quarter. We spend considerable time and expense providing information to prospective customers about the use and benefits of our services without generating corresponding revenue. Our expense levels are relatively fixed and there is substantial uncertainty as to when particular sales efforts will begin to generate revenues.

         Prospective customers of our services often require long testing and approval processes before making a purchase decision. The process of entering into a subscription arrangement with a potential customer may involve lengthy negotiations. Our sales cycle has been and may continue to be unpredictable. Our sales cycle is also subject to delays because we have little or no control over customer-specific factors, including customers' budgetary constraints and internal acceptance procedures. Because our technology must often be integrated with the products and services of other vendors, there may be a significant delay between entering into a subscription agreement and generation of revenues from the agreement. The length of the sales cycle makes it difficult to accurately forecast the quarter in which our implementation and subscription services will occur. This may cause our revenues from those services to be delayed from the expected quarter to a subsequent quarter or quarters.

         We also have a limited implementation services backlog, which makes revenues in any quarter substantially dependent upon agreements entered into in that quarter. Because of these factors, our revenues and results of operations in any quarter may not meet market expectations or be indicative of future performance and it may be difficult for you to evaluate our prospects. Our failure to meet these expectations would likely cause the market price of our common stock to decline.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT FUTURE OPERATING LOSSES.

         We have a history of operating losses, and we expect to incur net losses for the foreseeable future. We incurred net operating losses of approximately $1.5 million in 1998, $13.8 million in 1999 and $39.1 million in 2000. As of December 31, 2000, we had an accumulated deficit of approximately $52.7 million representing the sum of our historical net losses. We expect to expend significant resources to aggressively develop and market our services into an unproven market. Therefore, we expect to have negative cash flow and net losses from operations for the foreseeable future. We may never generate sufficient revenues to achieve or sustain profitability or generate positive cash flow.

WE DO NOT HAVE AN ADEQUATE HISTORY WITH THE RECENT CHANGE IN OUR PRICING STRUCTURE FOR OUR SYNCLINK SERVICES TO PREDICT OUR REVENUE OR OPERATING RESULTS, WHICH MAY PREVENT INVESTORS FROM ASSESSING OUR PROSPECTS.

         Previously, we priced our syncLink services for retailers based on the number of suppliers from whom they received data and for suppliers based on the number of retailers that subscribed to their data. We recently introduced a new pricing structure for our syncLink services pursuant to which retailers pay us a flat monthly subscription rate and suppliers can either pay a flat subscription rate or pay us based on the number of retailers that subscribe to their data. We believe the changes in the pricing structure will result in accelerating the network effect critical to achieving long-term revenue growth. However, we do not have an adequate history with this new pricing structure to be able to predict customers' acceptance of this arrangement or to forecast our revenue or operating results accurately.

BECAUSE OUR CUSTOMERS MAY NOT RENEW THEIR SUBSCRIPTIONS, OUR REVENUES MAY NOT INCREASE AS ANTICIPATED.

         We have only recently made our services available and we do not have a history of customers renewing their subscriptions with us. If a significant portion of our customers do not renew their subscriptions for our services, our revenues could decline and our business could be harmed.

WE DEPEND ON SUPPLIERS FOR THE SUCCESS AND ACCURACY OF OUR SERVICES.

         We depend on suppliers to subscribe to our services in sufficient and increasing numbers to make our services attractive to retailers and, consequently, other suppliers. In order to provide retailers accurate data, we rely on suppliers to update their item, price and promotion information stored in our database. We cannot guarantee that the item, price and promotion information available from our services will always be accurate, complete and current, or that it will comply with governmental regulations. Incorrect information could expose us to liability if it harms users of our services or result in decreased adoption and use of our services.

OUR CUSTOMER BASE IS CONCENTRATED AND OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO RETAIN EXISTING CUSTOMERS AND SUBSCRIBERS.

         If one or more of our major customers were to substantially reduce or terminate their use of our services, our business, operating results and financial condition would be harmed. In 2000, we derived 60% of our total revenues from our five largest customers. Our largest customer in 2000 accounted for approximately 18% of our total revenues. The amount of our revenues attributable to specific customers is likely to vary from year to year. We do not have long-term contractual commitments with any of our current subscribers, and our subscribers may terminate their contracts with little or no advance notice and without significant penalty. As a result, we cannot be certain that any of our current subscribers will be subscribers in future periods. A subscriber termination would not only result in lost revenue, but also the loss of subscriber references that are necessary for securing future subscribers.

THE UNPREDICTABILITY OF OUR QUARTER-TO-QUARTER RESULTS COULD CAUSE OUR STOCK PRICE TO BE VOLATILE OR DECLINE.

         Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. Our expense levels are based primarily on our estimates of future revenues and are largely fixed in the short term.

         Due in large part to our uncertainty regarding the success of our services, we cannot predict with certainty our quarterly revenues and operating results. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall caused by factors such as delayed or lack of market acceptance of our services. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance, especially in light of the significant changes in our business that we have undertaken. It is possible that in one or more future quarters, our results may fall below the expectations of securities analysts or investors. If this occurs, the trading price of our common stock would likely be volatile or decline.

OUR STOCK PRICE MAY BE VOLATILE.

         The market price of our common stock has been volatile in the past and may be volatile in the future. The market price of our common stock may be significantly affected by various factors, including but not limited to:

         o Fluctuations in our operating results;

         o Changes in financial estimates by securities analysts or our failure to perform in line with these estimates;

         o Timing of large national retailers and suppliers subscribing to our services;

         o Changes in market valuations of other technology companies;

         o Announcements by us or our potential competitors relating to significant technical innovations, acquisitions, strategic alliances and relationships, joint ventures or investments;

         o Additions or departures of key personnel;

         o Fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology sector; and

         o Downturns in the general economy.

YOU WILL EXPERIENCE DILUTION UPON THE CONVERSION OF PREFERRED STOCK AND EXERCISE OF WARRANTS ISSUED IN A PRIVATE PLACEMENT AND MAY EXPERIENCE ADDITIONAL DILUTION IF THE CONVERSION PRICE OF THE PREFERRED STOCK OR THE EXERCISE PRICE OF THE WARRANTS IS ADJUSTED DOWNWARD OR IF WE ELECT TO PAY PREMIUMS ON THE PREFERRED STOCK WITH PAYMENTS-IN-KIND RATHER THAN CASH.

         We issued 3,643 shares of our Series A Convertible Participating Preferred Stock on February 7, 2001 for a purchase price of $2,750 per share. The initial conversion price is $2.75 per share. Subject to certain conditions, we will issue an additional 1,004 shares of Series A Convertible Participating Preferred Stock. Accordingly, if all the preferred stock is converted at that conversion price, there will be dilution of 4,647,000 shares of common stock. In addition, we issued warrants to acquire 4,309,667 shares of our common stock and these warrants are exercisable at any time. Subject to certain conditions, we will issue an additional 1,004,000 warrants. Accordingly, the private placement is expected to result in dilution of approximately 9,960,667 shares of common stock, or approximately 43.7% of the 22,810,186 shares of common stock outstanding on February 2, 2001. In addition, the conversion price of the preferred stock may be reset downward depending on the trading price of our common stock. If the conversion price is reset downward, there will be dilution upon conversion of the preferred stock in excess of the 4,647,000 shares identified above. Additionally, you may experience dilution if we elect to pay premiums on the preferred stock with payments-in-kind rather than cash.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE SUBJECT TO SIGNIFICANT DOWNWARD PRESSURE IF THE PRICE OF OUR COMMON STOCK FALLS, THE CONVERSION PRICE OF THE PREFERRED STOCK IS RESET DOWNWARD, PREFERRED STOCKHOLDERS CONVERT AND SELL MATERIAL AMOUNTS OF OUR COMMON STOCK AND/OR PREFERRED STOCKHOLDERS PARTICIPATE IN SHORT SALES OF OUR COMMON STOCK.

         The common stock issuable upon conversion of our preferred stock is presently indeterminable and could fluctuate significantly, resulting in substantial dilution. See the risk factor entitled "You will experience dilution upon the conversion of preferred stock and exercise of warrants issued in a private placement and may experience additional dilution if the conversion price of the preferred stock or the exercise price of the warrants is adjusted downward or if we elect to pay premiums on the preferred stock with payments-in-kind rather than cash." In addition, significant downward pressure on the market price of our common stock could develop as preferred stockholders convert and sell material amounts of common stock. Any such sales could encourage short sales by preferred stockholders or others, placing further downward pressure on the market price of our common stock. The downward pressure could lead to a further reduction of the conversion price of the preferred stock, resulting in additional dilution as preferred stock converted. The sale of these additional shares in the market could place further downward pressure on the market price with the effect of a still lower conversion price. This spiral effect could result in additional dilution and downward pressure on our market price.

A PROMISSORY NOTE WE ISSUED TO HEWLETT-PACKARD HAS LEVERAGED US CONSIDERABLY, CAUSING FINANCIAL AND OPERATING RISK, AND MAY RESULT IN SIGNIFICANT DILUTION TO OUR STOCKHOLDERS.

         As a result of our issuing a $6.0 million subordinated secured convertible promissory note to Hewlett-Packard, our debt service requirements will increase substantially when we are required to repay the note in February 2004. The degree to which we are leveraged could materially adversely affect our ability to obtain future financing and could make us more vulnerable to industry downturns, general economic downturns and competitive pressures. Our ability to meet our debt obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations. Additionally, beginning in August 2000, all principal and interest due under the note may be converted into shares of our common stock at $1.75 per share, a substantial discount from our current stock price, which would result in substantial dilution to our stockholders.

WE ARE DEPENDENT UPON THE OPERATION OF HEWLETT-PACKARD'S DATA CENTER FOR THE TIMELY AND SECURE DELIVERY OF OUR SERVICES.

         We use Hewlett-Packard's data center as the host for our services. We are dependent on our continued relationship with Hewlett-Packard and on their data center for the timely and secure delivery of our services. If

Hewlett-Packard's data center fails to meet our expectations in terms of reliability and security, our ability to deliver our services will be seriously harmed, resulting in the potential loss of customers and subscription revenue. Furthermore, if our relationship with Hewlett-Packard were terminated, we would be forced to find another service provider to host our services. The transition to another service provider could result in interruptions of our services and could increase the cost of providing our services.

OUR SINGLE-SITE INFRASTRUCTURE AND SYSTEMS MAY BE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED EVENTS, AND LOSSES WE INCUR AS A RESULT OF THESE EVENTS COULD EXCEED THE AMOUNT OF INSURANCE WE CARRY.

         The performance of our server and networking hardware and software infrastructure is critical to our business, reputation and ability to provide high quality services and attract and retain users of our services. We depend on our single-site infrastructure and systems which are located at a secure, underground Hewlett-Packard facility in Atlanta, Georgia. Any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in our services. These interruptions, if sustained or repeated, could impair our reputation, the quality of our services and our ability to attract and retain users of our services.

         Our systems and operations may be vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have a formal disaster recovery plan or alternative provider of hosting services. In addition, our business interruption insurance may not be sufficient to compensate us for losses that could occur. Any system failure that causes an interruption in services could result in fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our services or prevent us from providing our services entirely.

THE ROYALTIES WE MUST PAY TO CAP GEMINI ERNST & YOUNG MAY IMPACT OUR ABILITY TO BECOME PROFITABLE.

         Pursuant to an alliance agreement, we must pay Cap Gemini Ernst & Young a royalty of 7% of our total revenues, subject to certain exceptions, until May 2001. Upon meeting specified milestones relating to significant Cap Gemini Ernst & Young clients becoming our customers by May 2001 and May 2002, these royalty payments to Cap Gemini Ernst & Young will continue in perpetuity.

WE EXPECT TO FACE INCREASED COMPETITION. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS WILL BE HARMED.

         Currently, we do not know of any direct competition for our electronic commerce services. However, we believe direct competition for our services will develop and increase in the future. If we face increased competition, we may not be able to sell our viaLink services on terms favorable to us. Furthermore, increased competition could reduce our market share or require us to reduce the price of our services.

         To achieve market acceptance and thereafter to increase our market share, we will need to continually develop additional services and introduce new features and enhancements. Our potential competitors may have significant advantages over us, including:

         o Significantly greater financial, technical and marketing resources;

         o Greater name recognition;

         o Broader range of products and services; and

         o Larger customer bases.

         Consequently, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements.

WE MUST ADAPT TO TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE.

         The Web-based electronic commerce market is characterized by rapid changes due to technological innovation, evolving industry standards and changes in subscriber needs. Our future success will depend on our ability to continue to develop and introduce a variety of new services and enhancements that are responsive to technological change, evolving industry standards and customer requirements on a timely basis. We cannot be certain that technological developments and products and services our competitors introduce will not cause our existing services, and new technologies in which we invest, to become obsolete.

UNDETECTED SOFTWARE ERRORS OR FAILURES FOUND IN OUR PRODUCTS MAY RESULT IN LOSS OF OR DELAY IN MARKET ACCEPTANCE OF OUR PRODUCTS WHICH COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

         Errors or defects in our database or software may result in loss of revenues or delay in market acceptance of our services and could materially adversely affect our business, operating results and financial condition. Applications such as ours may contain errors or defects, sometimes called "bugs," particularly when first introduced or when new versions or enhancements are released. Despite our testing, current versions, new versions or enhancements of our products may still have defects and errors after commencement of commercial operation. As a result of "bugs" in our database or software, customers may experience data loss, data corruption or other business disruption, which could subject us to potential liability.

PERFORMANCE PROBLEMS WITH OUR DATABASE OR SOFTWARE COULD SUBJECT US TO PRODUCT LIABILITY CLAIMS WHICH, WHETHER OR NOT SUCCESSFUL, COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         Our subscribers depend on our database to provide, access, manage and share item, pricing and promotion information in an efficient and cost-effective manner. Any errors, defects or other performance problems with our database, software or services could result in financial or other damages to our subscribers. A product liability claim, whether or not successful, could damage our reputation and our business, operating results and financial condition. Our service agreements with our subscribers typically contain provisions designed to limit our exposure to potential liability claims. However, these contract provisions may not preclude all potential claims. Product liability claims in excess of insurance limits could require us to spend significant time and money in litigation or to pay significant damages.

THE SECURITY OF OUR DATABASE COULD BE BREACHED, WHICH COULD DAMAGE OUR REPUTATION AND DETER CUSTOMERS FROM USING OUR SERVICES.

         We must protect our computer systems and networks from break-ins, security breaches and other disruptive problems associated with the unauthorized use of the Internet. Our database and services may be vulnerable to break-ins and similar security breaches that jeopardize the security of the information stored in our database and transmitted through our computer systems and networks and those of our subscribers. In addition, we could, in the future, be subjected to denial of service, vandalism and other attacks on our systems by Internet hackers. Due to the highly proprietary information that we retain in our database, any security breach could adversely affect our ability to attract and retain subscribers, damage our reputation and subject us to litigation. Moreover, the security and privacy concerns of potential subscribers, as well as concerns related to computer viruses, may inhibit the marketability of our services.

         Our services contain security protocols. We have also contracted with third-party providers to provide security protocols for the transmission of data over the Internet. Although we intend to continue our current security efforts and to implement security technology and operational procedures to prevent break-ins, damage and failures, these security efforts may fail. Our insurance coverage may be insufficient in certain circumstances to cover claims that may result from these events.

WE EXPECT OUR PLANNED AGGRESSIVE GROWTH TO STRAIN OUR RESOURCES.

         We intend to expand our operations rapidly in the foreseeable future to pursue existing and potential market opportunities. If this rapid growth occurs, it will place significant demands on our management and operational resources. We will need to hire additional sales and marketing, research and development and technical personnel to increase and support our sales. We will also need to hire additional support and administrative personnel, expand our customer service capabilities, contract for third-party implementation resources and expand our information management systems. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining talented and qualified employees. Our failure to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service and support teams may limit the rate at which we can generate revenue and develop new products or product enhancements. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition may be materially adversely affected.

WE ARE EXPANDING INTO INTERNATIONAL MARKETS, WHICH WILL CAUSE OUR BUSINESS TO BECOME SUSCEPTIBLE TO ADDITIONAL RISKS.

         As part of our strategy, we are expanding our presence and the sales of our services outside the United States. Conducting international operations subjects us to risks we do not face in the United States including:

         o Currency exchange rate fluctuations;

         o Unexpected changes in regulatory requirements;

         o Longer accounts receivable payment cycles and difficulties in collecting accounts receivables;

         o Difficulties in managing and staffing international operations;

         o Potentially adverse tax consequences, including restrictions on the repatriation of earnings;

         o The burdens of complying with a wide variety of foreign laws and regulatory requirements;

         o Reduced protection for intellectual property rights in some countries; and

         o Political and economic instability.

         Each country may have unique operational characteristics in each of their food industries that may require significant modifications to our existing services. In addition, we have limited experience in marketing, selling and supporting our services in foreign countries. Development of these skills may be more difficult or take longer than we anticipate, especially due to language barriers, currency exchange risks and the fact that the Internet may not be used as widely in other countries, and the adoption of electronic commerce may evolve slowly or may not evolve at all. As a result, we may not be successful in marketing our services to retailers and suppliers in markets outside the United States.

OUR SUCCESS IS SUBSTANTIALLY DEPENDENT ON OUR ABILITY TO RETAIN AND ATTRACT KEY PERSONNEL.

         Our future performance depends on the continued service of our key senior management team, Smalltalk programmers and sales personnel. The loss of the services of one or more of our key personnel, in particular Lewis B. Kilbourne, our Chief Executive Officer, could seriously harm our business. On October 1, 1998, we entered into an employment agreement with Dr. Kilbourne. This agreement has a three-year term, with year-to-year renewals. We do not maintain a key man life insurance policy for Dr. Kilbourne. Our future success also depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel.

IF WE MAKE FUTURE ACQUISITIONS OR ENTER INTO JOINT VENTURES OR ADDITIONAL ALLIANCE ARRANGEMENTS, OUR MANAGEMENT'S ATTENTION MAY BE DIVERTED FROM OUR OPERATIONS, WE MAY INCUR ADDITIONAL LIABILITIES AND WE MAY NOT SUCCESSFULLY INTEGRATE ACQUIRED, JOINT VENTURE, OR ALLIANCE OPERATIONS.

         In the future we may acquire additional businesses, products and technologies, or enter into joint ventures or alliance arrangements that could complement or expand our business. Management's negotiations of potential acquisitions or joint ventures and alliance agreements and management's integration of acquired businesses, products or technologies could divert their time and resources. Any future acquisitions could require us to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangibles or write-off in-process research and development and other acquisition-related expenses. Further, we may not be able to successfully integrate any acquired business, product or technology into our existing operations or retain the key employees of the acquired business. If we are unable to fully integrate an acquired business, product or technology, we may not receive the intended benefits of that acquisition.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES.

         Our success is in part dependent upon our proprietary software technology. Companies in the software industry have experienced substantial litigation regarding intellectual property. Our subscription agreements contain provisions prohibiting the unauthorized use, copying and transfer of our proprietary information. We currently own no patents; rather, we rely on a combination of trade secret and trademark laws as well as non-disclosure and confidentiality agreements to protect our proprietary technology. However, these measures provide only limited protection, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

         Any litigation to enforce our intellectual property rights may divert management resources and may not be adequate to protect our business. We also could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our subscribers for similar claims made against them. Any claims against us or any claims we may seek to bring against others could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. Intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

WE DEPEND ON THIRD-PARTY TECHNOLOGY FOR USE IN OUR PROPRIETARY TECHNOLOGY. IF WE ARE UNABLE TO CONTINUE TO USE THESE SOFTWARE LICENSES, OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

         We currently, and in the future we expect to continue to, license or otherwise obtain access to intellectual property of third parties. We rely upon software that we license from third parties, including software that is integrated with our internally developed software to perform key functions as part of our service offerings. These third-party software licenses may not continue to be available to us on commercially reasonable terms. The loss of, or inability to maintain or obtain, any of these software licenses, could result in delays in our ability to provide our services or in reductions in the services we provide until we integrate equivalent software that we develop internally or that we identify and license from a third-party. Any delay in product development or in providing our services could damage our business, operating results and financial condition.

THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE
SALE.

         Sales of a substantial number of shares of common stock, or even the potential for such sales, could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of equity securities. As of February 2, 2001, we had outstanding 22,810,186 shares of common stock. Of these shares:

         o 18,420,235 shares are freely tradable without restriction or further registration under the Securities Act unless purchased by our "affiliates;" and

         o 4,389,951 shares of common stock are "restricted securities" as defined in Rule 144 of the Securities Act.

         An additional 4,719,277 shares of common stock are issuable upon the exercise of currently exercisable options. Substantially all shares issued following the exercise of these options will be freely tradable.

         An additional 40,000 shares of common stock are issuable upon the exercise of currently exercisable warrants. All of the shares issued upon the exercise of these warrants will be freely tradable.

         Pursuant to the $6.0 million subordinated secured convertible promissory note we issued to Hewlett-Packard, Hewlett-Packard may convert the note into shares of our common stock at a conversion price of $1.75 per share beginning in August 2000. Hewlett-Packard is also entitled to request the registration of 66,801 shares of our common stock purchased by them and 14,388 shares of our common stock currently issuable to them upon the exercise of a warrant we issued to them in connection with a private placement.

         Pursuant to our agreement with Cap Gemini Ernst & Young, Cap Gemini Ernst & Young is entitled to request the registration of 750,000 shares of our common stock which were purchased by them upon the exercise of a warrant and 123,553 shares of our common stock which were issued to them in exchange for professional services.

         Pursuant to our agreements with i2 Technologies, i2 Technologies is entitled to request the registration of 962,337 shares of our common stock which were purchased by them and 897,779 shares of common stock issuable to them upon exercise of the warrants.

         Pursuant to our agreement with AGE Investments, Inc., we have granted AGE unlimited piggyback registrations rights prior to March 22, 2005 with respect to the 62,972 shares of our common stock issuable upon exercise of the warrants we issued to AGE.

         Pursuant to our agreement with RGC International Investors, LDC, we have registered 333,333 shares of our common stock in the registration statement contained in this prospectus.

         Pursuant to our agreement with Velocity Investment Partners Ltd., Societe Generale and certain other investors, we have registered 19,879,334 shares of our common stock in the registration statement contained in this prospectus issuable upon the conversion of our Series A Convertible Preferred Stock and the exercise of our Series A Warrants and our Series B Warrants.

         Pursuant to our agreement with H. C. Wainwright & Co., we have registered 976,667 shares of our common stock in the registration statement contained in this prospectus issuable upon the exercise of Placement Agent Warrants we issued to H. C. Wainwright & Co. and certain of its employees.


                                   ----------

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the materials incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forwarding-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Our actual results could differ materially from the expectations we describe in our forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section of this prospectus and the sections entitled "Risk Factors," "Additional Factors That May Affect Future Results" and elsewhere in the documents we file with the SEC that are incorporated herein.


                                   ----------

                              PLAN OF DISTRIBUTION

         We are registering all 21,189,334 shares of our common stock on behalf of the selling stockholders. 10,716,667 of the shares either originally were issued by us or will be issued upon conversion of our Series A Convertible Participating Preferred Stock or upon exercise of Series A Warrants, Series B Warrants and Placement Agent Warrants issued by us in connection with two private placements. An additional 10,472,667 shares were reserved by us for issuance upon conversion of the preferred stock and exercise of the warrants to allow for certain adjustments to the conversion price or exercise price, as appropriate, and the number of shares subject thereto. The selling stockholders or pledgees, donees, transferees or other successors in interest selling shares received as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, referred to herein as the "selling stockholders," may sell the shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, in negotiated transactions, or at such other price as the selling stockholders may determine from time to time. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of such exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o in privately negotiated transactions; and

         o through the writing of options on the shares or through short sales.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock during a period beginning one or five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 102, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o the number of shares involved;

         o the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o other facts material to the transaction.

         In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

         We will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

         The selling stockholders are under no obligation to sell all or any of the shares. The selling stockholders are not restricted as to the prices at which they may sell their shares and sales of such shares at less than the market price may depress the market price of the common stock.

         Pursuant to their respective registration rights agreements, we have agreed to indemnify the selling stockholders and their respective directors, officers and controlling persons against liabilities relating to the registration statement, including liabilities under the Securities Act. Each selling stockholder has agreed to indemnify us and our directors, officers and controlling persons against liabilities relating to the information given to us by that selling stockholder in writing for inclusion in the registration statement, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act.

                                 USE OF PROCEEDS

         We will receive the exercise price of the warrants, if such warrants are exercised for cash, but will receive no proceeds from the resale of the underlying shares which may be offered hereby. We intend to use any proceeds, if any, from the exercise of the warrants for general corporate purposes and working capital.


                                  ------------

                              SELLING STOCKHOLDERS

         The following table presents certain information regarding the beneficial ownership of our common stock by the selling stockholders. The selling stockholders may offer to sell the shares covered by this prospectus from time to time. The information presented is based on data furnished to us by the selling stockholders.



                                                              SHARES OWNED PRIOR TO THE
                                                                OFFERING PLUS MAXIMUM                            SHARES OWNED
                                                                NUMBER OF SHARES WHICH                       AFTER THE OFFERING(3)
                                        SHARES BENEFICIALLY    CAN BE ACQUIRED OVER THE       SHARES        ------------------------
                                       OWNED BEFORE OFFERING  LIFE OF SECURITIES OWNED(1)  OFFERED(1)(2)    NUMBER        PERCENT(4)
                                      ---------------------  --------------------------   -------------   --------       ----------
NAME OF SELLING STOCKHOLDER:
Adelman, Jason.......................         290,000(5)              290,000(5)            290,000(5)            0           *
American High Growth Equities                                                                                     0
Retirement Trust.....................         633,997(6)              633,997(6)            633,997(6)                        *
Balk, Daniel.........................          33,813(7)               33,813(7)             33,813(7)            0           *
Balk, David..........................          33,813(8)               33,813(8)             33,813(8)            0           *
Balk, Matthew........................         210,533(9)              210,533(9)            210,533(9)            0           *
Balk, Matthew IRA....................          33,813(10)              33,813(10)            33,813(10)           0           *
Ball, Edward.........................         118,346(11)             118,346(11)           118,346(11)           0           *
Barrett, Stephen.....................          63,400(12)              63,400(12)            63,400(12)           0           *
Carnes, Jon..........................         215,559(13)             215,559(13)           215,559(13)           0           *
Gilbert, Jack........................          76,080(14)              76,080(14)            76,080(14)           0           *
Glazer, Lloyd IRA....................          12,680(15)              12,680(15)            12,680(15)           0           *
Green, John Markham..................         676,264(16)             676,264(16)           676,264(16)           0           *
H. C. Wainwright & Co................         414,667(17)             414,667(17)           414,667(17)           0           *
Herman, Brian........................         399,479(18)(19)         399,479(18)(19)       139,479(18)     260,000(19)       *
Hoffman, Rick........................          33,813(20)              33,813(20)            33,813(20)           0           *
JEMJ Financial Services, Inc.........          50,720(21)              50,720(21)            50,720(21)           0           *
Kooper, Michael......................         139,479(22)             139,479(22)           139,479(22)           0           *
Lebenkov, Ethel......................          33,813(23)              33,813(23)            33,813(23)           0           *
Levy, Oded...........................          84,533(24)              84,533(24)            84,533(24)           0           *
Liss, Michael........................         101,439(25)             101,439(25)           101,439(25)           0           *
Loew, Michael........................          33,813(26)              33,813(26)            33,813(26)           0           *
Lyons, Allan.........................          46,493(27)              46,493(27)            46,493(27)           0           *
Manos, George........................         172,299(28)             172,299(28)           126,799(28)      45,500           *
Mark Capital LLC.....................         118,346(29)             118,346(29)           118,346(29)           0           *
McMahon, Gordon......................       1,056,662(30)           1,056,662(30)         1,056,662(30)           0           *
Melnick, Richard.....................         316,992(31)             316,992(31)           316,992(31)           0           *
Morris, Rick.........................         169,066(32)             169,066(32)           169,066(32)           0           *
MRT, L.P.............................         380,398(33)             380,398(33)           380,398(33)           0           *
Neborski, Dr. Robert.................          29,586(34)              29,586(34)            29,586(34)           0           *
Otato, L.P...........................         845,339(35)             845,339(35)           845,340(35)           0           *
Prag, Robert B.......................          76,080(36)              76,080(36)            76,080(36)           0           *
Redwood Partners, LLC................         460,705(37)             460,705(37)           460,705(37)           0           *
RGC International Investors, LDC.....       1,318,278(38)           1,318,278(38)           333,333(38)     984,945(38)     2.2%
SDS Merchant Fund, L.P...............       1,175,288(39)           2,324,656(40)         2,324,656(40)           0           *
Seneca Capital International, Ltd....         388,852(41)             388,852(41)           388,852(41)           0           *
Seneca Capital, L.P..................         202,879(42)             202,879(42)           202,879(42)           0           *
Singer, Aet IRA......................          29,586(43)              29,586(43)            29,586(43)           0           *
Singer, Eric.........................          20,000(44)              20,000(44)            20,000(44)           0           *
Singer, Eric IRA.....................          29,586(45)              29,586(45)            29,586(45)           0           *
Societe Generale.....................       1,175,288(46)           1,538,500(47)         1,538,500(47)           0           *
St. Clair, James.....................          33,813(48)              33,813(48)            33,813(48)           0           *
Trull, Richard IRA...................          29,586(49)              29,586(49)            29,586(49)           0           *
Velocity Investment Partners Ltd.....       1,175,288(50)           8,708,304(51)         8,708,304(51)           0           *

                                                                                             Table continued on following page.

Table continued from previous page.



                                                              SHARES OWNED PRIOR TO THE
                                                                OFFERING PLUS MAXIMUM                            SHARES OWNED
                                                                NUMBER OF SHARES WHICH                       AFTER THE OFFERING(3)
                                        SHARES BENEFICIALLY    CAN BE ACQUIRED OVER THE       SHARES        ------------------------
                                       OWNED BEFORE OFFERING  LIFE OF SECURITIES OWNED(1)  OFFERED(1)(2)    NUMBER        PERCENT(4)
                                       ---------------------  --------------------------   -------------   --------       ----------
NAME OF SELLING STOCKHOLDER:
Weisman, Scott.......................         189,400(52)             189,400(52)           189,400(52)           0           *
Wiener, Daniel P.....................          33,813(53)              33,813(53)            33,813(53)           0           *
Wiener, Dave.........................          63,400(54)              63,400(54)            63,400(54)           0           *
Wiener, Sara.........................          63,400(55)              63,400(55)            63,400(55)           0           *
Wise, William F. ....................          29,586(56)              29,586(56)            29,586(56)           0           *
Yavnieli, Gur-Arie...................          33,813(57)              33,813(57)            33,813(57)           0           *
Zaykowski Partners L.P...............          80,306(58)              80,306(58)            80,306(58)           0           *
                                           ----------              ----------            ----------       ---------        ----
Total                                      13,434,182(59)          22,479,779(60)        21,189,334(60)   1,290,445(61)     2.9%
                                           ==========              ==========            ==========       =========        ====

----------
*     Less than 1%


Footnotes to Selling Stockholder Table:

(1) Except for the number of shares listed for RGC International Investors, LDC, the number of shares represents an estimate of the number of shares of common stock to be offered following the conversion of the Series A Convertible Participating Preferred Stock and the exercise of the Series A Warrants, Series B Warrants and Placement Agent Warrants. The actual number of shares of common stock issuable upon conversion of this preferred stock or upon exercise of these warrants is indeterminate, is subject to adjustment and could be materially more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of our common stock. Under the terms of the preferred stock and warrants, the shares of preferred stock are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to those securities, together with the number of shares of common stock owned by that holder and its affiliates (but not including shares of common stock underlying unconverted portions of the preferred stock and unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the applicable holder exceeds the number of shares of common stock that the holder could own beneficially at any given time through their ownership of preferred stock or warrants.

(2) There is no assurance that the selling stockholders will sell any or all of these shares.

(3) Assumes that all shares of Series A Convertible Participating Preferred Stock are converted, that all Series A Warrants, Series B Warrants and Placement Agent Warrants and options are exercised, that the selling stockholders will sell all of the shares being offered by them in this prospectus, that the selling stockholders acquire no additional shares of our common stock prior to the completion of this offering and that the shares of our common stock which are not being offered pursuant to this prospectus are not sold. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(4) Percentage of ownership is based on 22,810,186 shares of common stock outstanding on February 2, 2001. Shares of common stock subject to shares of preferred stock which are currently convertible or options or warrants which are currently exercisable or will become convertible or exercisable within 60 days after February 20, 2001 are deemed outstanding for computing the percentage of the person or group holding such preferred stock, options or warrants, but are not deemed outstanding for computing the percentage of any other person or group.

(5)   Includes 290,000 shares of common stock underlying Placement Agent
      Warrants.

(6) Includes 633,997 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(7) Includes 33,813 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants. Matthew Balk may be deemed to beneficially own the securities held by Daniel Balk. Mathew Balk disclaims such beneficial ownership.

                                          Footnotes continued on following page.

Footnotes continued from previous page.

(8) Includes 33,813 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants. Matthew Balk may be deemed to beneficially own the securities held by David Balk. Mathew Balk disclaims such beneficial ownership.

(9) Includes 84,533 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants and 126,000 shares of common stock underlying Placement Agent Warrants. Matthew Balk may be deemed to beneficially own the securities held by David Balk, Daniel Balk and Mathew Balk IRA. Mathew Balk disclaims such beneficial ownership.

(10) Includes 33,813 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants. Matthew Balk may be deemed to beneficially own the securities held by Mathew Balk IRA. Mathew Balk disclaims such beneficial ownership.

(11) Includes 118,346 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(12) Includes 63,400 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(13) Includes 215,559 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(14) Includes 76,080 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(15) Includes 12,680 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(16) Includes 676,264 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(17)  Includes 414,667 shares of common stock underlying Placement Agent
      Warrants.

(18) Includes 139,479 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(19) Includes 240,000 shares of common stock underlying options which are exercisable within 60 days of this prospectus and 20,000 shares of common stock underlying underwriter warrants which are exercisable within 60 days of this prospectus.

(20) Includes 33,813 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(21) Includes 50,720 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(22) Includes 139,479 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(23) Includes 33,813 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(24) Includes 84,533 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(25) Includes 101,439 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(26) Includes 33,813 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(27) Includes 46,493 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(28) Includes 126,799 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(29) Includes 118,346 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(30) Includes 1,056,662 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(31) Includes 316,992 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(32) Includes 169,066 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(33) Includes 380,398 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

                                          Footnotes continued on following page.

Footnotes continued from previous page.

(34) Includes 29,586 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(35) Includes 845,339 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(36) Includes 76,080 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(37) Includes 460,705 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(38) According to a Schedule 13G filed with the SEC on January 8, 2001, RGC International Investors, LDC on its behalf and on behalf of Rose Glen Capital Management, L.P. and RGC General Partner Corp. has reported that it has shared voting power and shared dispositive power over all of these shares.

(39) Includes 1,175,288 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(40) Includes 2,324,656 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(41) Includes 388,852 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(42) Includes 202,879 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(43) Includes 29,586 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(44) Includes 20,000 shares of common stock underlying Placement Agent Warrants. Eric Singer may be deemed to beneficially own the securities held by Eric Singer IRA. Eric Singer disclaims such beneficial ownership.

(45) Includes 29,586 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants. Eric Singer may be deemed to beneficially own the securities held by Eric Singer IRA. Eric Singer disclaims such beneficial ownership.

(46) Includes 1,175,288 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(47) Includes 1,538,500 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(48) Includes 33,813 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(49) Includes 29,586 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(50) Includes 1,175,288 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock, Series A Warrants and Series B Warrants.

(51) Includes 8,708,304 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock, Series A Warrants and Series B Warrants.

(52) Includes 63,400 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants and 126,000 shares of common stock underlying Placement Agent Warrants.

(53) Includes 33,813 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(54) Includes 63,400 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(55) Includes 63,400 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(56) Includes 29,586 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(57) Includes 33,813 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(58) Includes 80,306 shares of common stock underlying shares of Series A Convertible Participating Preferred Stock and Series A Warrants.

(59)  See notes (5) - (58) above.

(60)  See notes (1) and (5) - (58) above.

(61)  See notes (19) and (38) above.

CERTAIN RELATIONSHIPS AMONG THE SELLING STOCKHOLDERS AND VIALINK

         H. C. Wainwright & Co. acted as our financial advisor and exclusive placement agent in connection with the issuance of our Series A Convertible Participating Preferred Stock, Series A Warrants and Series B Warrants. As compensation for acting as our placement agent, we paid H. C. Wainwright & Co. an aggregate of $764,800. In addition, we issued H. C. Wainwright & Co. and some of its employees warrants to purchase an aggregate of 976,667 shares of our common stock for exercise prices ranging from $2.75 to $3.75 per share.

         We have been informed that Jason Adelman, Matthew Balk, Stephen Barrett, Lloyd Glazer, Eric Singer, Richard Trull and Scott Weisman have or had a direct or indirect business relationship with H. C. Wainwright & Co. To our knowledge, there is no other material relationship between any of these holders and us.


                                   ----------

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Austin, Texas.

                                     EXPERTS

         The financial statements as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of The viaLink Company as of December 31, 1999, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you without charge at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

         o our Annual Report on Form 10-KSB for the year ended December 31, 1999;

         o our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

         o our Current Reports on Form 8-K dated March 1, 2000, March 22, 2000, April 7, 2000, May 31, 2000, December 29, 2000 and February 7, 2001;

         o our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 24, 2000 for our annual meeting of stockholders on June 5, 2000; and

         o the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 14, 1996, including any amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  William P. Creasman
                  Vice President, Chief Financial Officer and General Counsel The viaLink Company
                  13155 Noel Road, Suite 800
                  Dallas, Texas 75240
                  (972) 934-5500

         You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

================================================================================



We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.



================================================================================

================================================================================












                               THE VIALINK COMPANY



                                21,189,334 SHARES
                                 OF COMMON STOCK




                                 ---------------

                                   PROSPECTUS

                                 ---------------







                                 _________, 2001



























================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          SEC Registration Fees...................................   $ 21,105.00
         *Legal Fees..............................................     25,000.00
         *Accounting Fees and Expenses............................     15,000.00
         *Printing Fees...........................................     10,000.00
         *Transfer Agent's Fees and Costs of Certificates.........      2,000.00
         *Miscellaneous...........................................     10,000.00
                                                                     ___________

                           Total..................................   $ 83,105.00

----------
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in our not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

         Article VII of our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

         We have entered into Indemnification Agreements with the each of our directors and officers. Pursuant to our agreements, we will be obligated, to the extent permitted by applicable law, to indemnify our directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. We also have purchased directors and officers liability insurance in order to limit our exposure to liability of indemnification of directors and officers.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     Exhibit No.      Description
     -----------      -----------

     4.1(1)           Form of Series A Convertible Participating Preferred Stock
                      Certificate.

     4.2(1)           Designations, Preferences and Rights of Series A
                      Convertible Participating Preferred Stock of The viaLink
                      Company.

     4.3(1)           Form of Series A Warrant.

     4.4(1)           Series B Warrant dated February 7, 2001 by The viaLink
                      Company in favor of Velocity Investment Partners Ltd.

     4.5(1) Form of Registration Rights Agreement by and among The viaLink Company and certain investors.

     4.6(2)           Registration Rights Agreement dated as of December 29,
                      2001 by and between the Registrant and RGC International, Inc.

     Exhibit No.      Description
     -----------      -----------

      5.1 Opinion of Brobeck, Phleger & Harrison LLP, regarding the legality of the securities covered by this registration statement.

     10.1(1)          Securities Purchase Agreement dated as of February 2,
                      2001, by and between The viaLink Company and Velocity
                      Investment Partners Ltd.

     10.2(1) Form of Securities Purchase Agreement by and among The viaLink Company and certain investors.

     23.1             Consent of KPMG LLP

     23.2             Consent of PricewaterhouseCoopers LLP

     23.3 Consent of Brobeck, Phleger & Harrison LLP (included in its opinion filed as Exhibit 5.1)

     24.1 Power of Attorney (included on the signature page to this Registration Statement)

----------
          (1) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated February 7, 2001.

          (2) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated December 29, 2000.

ITEM 17.  UNDERTAKINGS

         The Registrant hereby undertakes:

                      (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                          (iii) To include any material information with respect
                                to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                          provided, however, that paragraphs, (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                      (2) That, for the purpose of determining any liability
                          under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (3) To remove from registration by means of a
                          post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time the SEC declared it effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of such securities at that time by the initial bona fide offering of those securities.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 19, 2001.


                                      THE VIALINK COMPANY


                                      By:  /s/ LEWIS B. KILBOURNE
                                           -----------------------------
                                           Lewis B. Kilbourne
                                           Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Lewis B. Kilbourne and William
P. Creasman, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                  TITLE                                   DATE
                     ---------                                  -----                                   ----

     /s/ LEWIS B. KILBOURNE                          Chief Executive Officer and                 February 19, 2001
     ------------------------------------            Chairman of the Board
         Lewis B. Kilbourne                          (principal executive officer)

     /s/ ROBERT N. BAKER                             President, Chief Operating                  February 19, 2001
     ------------------------------------            Officer and Director
         Robert N. Baker

     /s/ WILLIAM P. CREASMAN                         Vice President,                             February 19, 2001
     ------------------------------------            Chief Financial Officer and
         William P. Creasman                         General Counsel (principal
                                                     financial and accounting
                                                     officer)

     /s/ JIMMY M. WRIGHT                             Director                                    February 19, 2001
     ------------------------------------
         Jimmy M. Wright

     /s/ SUE A. HALE                                 Director                                    February 19, 2001
     ------------------------------------
         Sue A. Hale

     /s/ WARREN D. JONES                             Director                                    February 19, 2001
     ------------------------------------
         Warren D. Jones

                                INDEX TO EXHIBITS


     EXHIBIT
     NUMBER            DESCRIPTION
     -------           -----------

      4.1(1)          Form of Series A Convertible Participating Preferred Stock
                      Certificate.

      4.2(1)          Designations, Preferences and Rights of Series A
                      Convertible Participating Preferred Stock of The viaLink
                      Company.

      4.3(1)          Form of Series A Warrant.

      4.4(1)          Series B Warrant dated February 7, 2001 by The viaLink
                      Company in favor of Velocity Investment Partners Ltd.

      4.5(1) Form of Registration Rights Agreement by and among The viaLink Company and certain investors.

      4.6(2)          Registration Rights Agreement dated as of December 29,
                      2001 by and between the Registrant and RGC International, Inc.
      5.1 Opinion of Brobeck, Phleger & Harrison LLP, regarding the legality of the securities covered by this registration statement.

     10.1(1)          Securities Purchase Agreement dated as of February 2,
                      2001, by and between The viaLink Company and Velocity
                      Investment Partners Ltd.

     10.2(1) Form of Securities Purchase Agreement by and among The viaLink Company and certain investors.

     23.1             Consent of KPMG LLP

     23.2             Consent of PricewaterhouseCoopers LLP

     23.3 Consent of Brobeck, Phleger & Harrison LLP (included in its opinion filed as Exhibit 5.1)

     24.1 Power of Attorney (included on the signature page to this Registration Statement)

----------
          (1) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated February 7, 2001.

          (2) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated December 29, 2000.

     Exhibit No.      Description
     -----------      -----------

      5.1 Opinion of Brobeck, Phleger & Harrison LLP, regarding the legality of the securities covered by this registration statement.

     10.1(1)          Securities Purchase Agreement dated as of February 2,
                      2001, by and between The viaLink Company and Velocity
                      Investment Partners Ltd.

     10.2(1) Form of Securities Purchase Agreement by and among The viaLink Company and certain investors.

     23.1             Consent of KPMG LLP

     23.2             Consent of PricewaterhouseCoopers LLP

     23.3 Consent of Brobeck, Phleger & Harrison LLP (included in its opinion filed as Exhibit 5.1)

     24.1 Power of Attorney (included on the signature page to this Registration Statement)

-----------------
          (1) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated February 7, 2001.

          (2) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated December 29, 2000.